Exhibit 16





HJ & Associates, L.L.C.
50 South Main Street
Suite 1450
Salt Lake City, Utah  84144





January 10, 2001





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.,   20549

Re:      Integrated Technology Group
         (formerly The Living Card Company)
         Commission File No. 333-63063

We were previously the independent accountants for the Company and on September 8, 2000, we reported on the financial statements of the Company for the fiscal years ended June 30, 2000 and 1999, and from inception on May 8, 1998 through June 30, 2000.

We have read item 4 of the Current Report on Form 8-K of Integrated Technology Group (formerly The Living Card Company) dated December 1, 2000, and we agree with the statements contained therein as they related to our firm.

Very truly yours,

/s/ HJ & Associates, LLC


HJ & Associates, LLC
Certified Public Accountants